EXHIBIT 99


                  IXnet COMPLETES ACQUISITION OF SATURN GLOBAL

New York--December 21, 1998 - IXnet, a subsidiary of IPC Information Systems Inc. (Amex: IPI), announced today that it had completed the acquisition of Saturn Global Network Services Holdings Limited for (pound)30 Million from Marshalls Finance Limited. This acquisition, which was originally announced in August, closed after completion of required regulatory approvals.

Saturn, an international provider of end-to-end managed voice and data services, is headquartered in London and utilizes its managed network to provide private line, managed bandwidth, and enhanced data services to customers in Europe, Australia, Asia, and North America. Saturn was started by Marshalls in 1992 to commercialize Marshalls' experience in providing specialized telecommunications solutions for financial trading firms. With network points of presence ("POPs") in 40 cities around the world, Saturn's addition will significantly increase the size and reach of IXnet's global financial communications network.

"This is a major step for IXnet," said David Walsh, CEO and President. "This combination of the world's two premier financial communications networks will allow us to significantly improve the reach and scope of global services we offer our customers. In addition to the natural customer benefits of the expanded network, we also expect to achieve significant synergy and cost savings in our combined network operations. IXnet currently has more than 250 customers in the highly competitive financial services sector and over 600 network nodes worldwide. Saturn will bring close to 200 network nodes, 40 points of presence and more than 150 customers to IXnet. The combined companies have an annualized revenue run rate in excess of $70 million."

IXnet is a subsidiary of IPC Information Systems, Inc. (Amex: IPI), a world leader in providing integrated telecommunications equipment and services that facilitate the execution of transactions by the financial trading community. IPC's patented digital Tradenet MX(R) turret is the most widely installed voice trading system in the world. IXnet operates an international voice and data network, providing a variety of dedicated private line, managed data and switched voice services, which have been specifically designed to meet the specialized telecommunications requirements of the financial trading community. In addition, IPC installs and services the cabling infrastructure and networks which provide financial traders with desktop access to time-sensitive communications and data. IPC is a subsidiary of Cable Systems Holding LLC.

For more information, visit IXnet's web site at www.ixnet.com or IPC's site at www.ipc.com.